Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Results for Fourth Quarter and Full Year 2007

Norfolk, Va.: January 25, 2008 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the fourth quarter and full year 2007.

Net income, after tax, for the year ended December 31, 2007 was $920,000, or $0.40 per diluted share, compared to $180,000, or $0.10 per diluted share, earned in 2006. Net income for 2007 included after-tax gains of $347,000 on the sale of the Bank’s Plume Street office, and $191,000, net of professional fees, from a payment received in connection with the Company’s settlement with a former professional services provider. The diluted earnings per share results for 2007 were impacted by an increase of 425,211 in average diluted outstanding shares as compared to average diluted outstanding shares in 2006, resulting primarily from private placements of the Company’s common stock that closed in June, July and December 2006.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“During 2007, our income statement continued to be impacted by various special items of income and expense relating to the evolution of our Company. We expect that the amounts of these types of items will be greatly reduced in 2008 when we will have completed the bulk of our repositioning initiatives.

“During the second half of 2007, the quantity and quality of our business development calls improved. Our retail and commercial bankers focused on the development of our core business by presenting innovative banking proposals to prospective clients.

“The most tangible evidence of this improvement has been the growth in the outstanding balances of our net loans held for investment from $143,530,000 at September 30, 2007 to $153,850,000 at December 31, 2007, an increase of $10,320,000, or 7.2%, in just one quarter.

“The year-end balances of our noninterest-bearing deposits and our total deposits show declines from our balances at September 30, 2007. These declines result primarily from the usual decreases in the deposit balances of our professional firm clients at year-end and reductions in the deposit balances of certain of our accounts relating to real estate finance activity, as well as a decline in the outstanding balance of our Certificates of Deposit because of the Company’s limited appetite for this very expensive source of funding.

“We look forward with great optimism to the growth and development of our Company in 2008. Our retail and commercial bankers are engaged in substantive discussions for new deposit and lending opportunities with many local business and professional firms. Our liquidity, capital strength, and asset quality give us a strong platform on which to grow our Company in 2008.”

Comparison of Operating Results for the Twelve Months Ended December 31, 2007 and 2006

Overview. The Company’s pre-tax income was $1.4 million for the year ended December 31, 2007 as compared to $256,000 in 2006, an increase of $1.1 million. During 2007, net interest income increased by $435,000, the provision for loan losses increased by $41,000, other noninterest income increased by $610,000, and other noninterest expense decreased by $139,000. Net income, after tax, in 2007 was $920,000, representing an increase of $740,000 compared to after-tax income of $180,000 in 2006. Diluted earnings per share increased by $0.30, from $0.10 per share in 2006 to $0.40 per share in 2007.

Net Interest Income. The Company’s net interest income, before provision for loan losses, increased by $435,000 in 2007. This increase resulted from a $339,000 increase in interest income combined with a $96,000 decrease in interest expense, as compared to 2006. The increase in interest income was attributable to a $6.6 million increase in the average balance of interest-earning assets, an $8.1 million decrease in the average balance of interest-bearing liabilities and an increase in net interest margin from 3.63% to 3.72%, further described below.

Interest on loans increased by $286,000, or 3.0%, from $9.7 million in 2006 to $10.0 million in 2007. This increase was attributable to an $8.3 million increase in the average balance of loans, largely offset by a decrease in the yield on the Company’s loan portfolio from 7.08% in 2006 to 6.87% in 2007.

Interest on investment securities increased by $1.2 million in 2007 as compared to 2006. This increase resulted primarily from a $22.7 million increase in the average balance of the Company’s investment portfolio, from $16.1 million in 2006 to $38.8 million in 2007, and an increase in year-over-year average yield from 4.30% to 4.99%. The yield increased as lower yielding securities matured and the Company purchased high-quality FHLMC/FNMA balloon mortgage-backed securities in 2007 at an approximate yield of 5.0%. Interest on federal funds sold decreased by $1.2 million in 2007, due to the Company’s average balance decreasing from $40.9 million in 2006 to $16.4 million in 2007, partially offset by an increase in the average yield from 4.84% in 2006 to 4.91% in 2007.

The Company’s interest expense in 2007 was $5.3 million, $96,000 less than interest expense in 2006. Interest paid on deposits increased by $386,000, resulting from an increase in the average balance of interest-bearing deposits from $136.5 million in 2006 to $138.1 million in 2007 and from an increase in the average cost of interest-bearing deposits from 3.53% in 2006 to 3.76% in 2007. Interest paid on borrowed funds decreased by $482,000, from $563,000 in 2006 to $81,000 in 2007, as the Company’s average balance of borrowed funds decreased by $9.7 million and the cost of borrowings decreased from 4.84% to 4.21%.

The Company’s net interest margin increased by 9 basis points, from 3.63% for the year ended December 31, 2006 to 3.72% for the year ended December 31, 2007. The increase in net interest margin related primarily to the positive impact of $8.2 million in year-over-year growth in the Company’s average noninterest-bearing deposits, which more than offset the 17 basis point decrease in interest rate spread. The decrease in the Company’s interest rate spread was primarily due to an increase of 14 basis points, from 3.63% in 2006 to 3.77% in 2007, in the cost of total interest-bearing liabilities, as well as a small decrease of 3 basis points, from 6.37% to 6.34%, in the yield of total interest-earning assets.

Provision for Loan Losses. The Company’s provision for loan losses for the twelve months ended December 31, 2007 was $105,000, compared to $64,000 for the twelve months ended December 31, 2006.

Noninterest Income. Total noninterest income increased by $610,000, from $1.3 million in 2006 to $1.9 million in 2007:

•	Gains on the sale of fixed assets increased by $529,000 in 2007, primarily as a result of a $526,000 gain on the sale of the Bank’s Plume Street office.

•	The Company recorded income of $345,000 in 2007 resulting from payment received in connection with a settlement with a former professional services provider.

•

Gains on the sale of investment securities decreased by $33,000 in 2007. In addition, the Bank sold its retail credit card portfolio in 2006 to concentrate on the core strategy of serving business customers, which resulted in a gain of $96,000 that did not recur in 2007.

•	Service charges on deposit accounts decreased by $121,000, from $627,000 in 2006 to $506,000 in 2007, due primarily to a decrease in non-sufficient fund fees.

•	Gains on sale of mortgage loans held for sale decreased by $58,000, from $178,000 in 2006 to $120,000 in 2007, due to reduced mortgage loan origination volume.

•	Late charges and other loan fees decreased by $26,000, from $92,000 in 2006 to $66,000 in 2007, primarily due to a decrease in late charges.

Noninterest Expense. Total noninterest expense decreased by $139,000, from $8.1 million in 2006 to $8.0 million in 2007:

•

Occupancy expense increased by $220,000, from $561,000 in 2006 to $781,000 in 2007, primarily due to a $156,000 increase in rent, depreciation and other miscellaneous building expenses; $46,000 related to the satisfaction of a previously undetermined real estate tax liability; and an $18,000 charge associated with a lease termination related to the pending relocation of the Bank’s Little Neck office to new offices in the nearby Lynnhaven section of Virginia Beach, which the Bank expects to occupy upon completion of construction in early 2008.

•	FDIC insurance expense increased by $43,000 during 2007, due primarily to an increase in the assessment rate.

•	Tax and license expense increased by $32,000, related to an increase in franchise tax due to deposit growth during 2007.

•

Contract employee services decreased by $202,000, from $207,000 in 2006 to $5,000 in 2007, because the Company largely eliminated expenses for consultants and contract accounting staff utilized in the Company’s previous restatement process.

•

Professional fees decreased by $90,000, from $528,000 in 2006 to $438,000 in 2007. Legal expense and a variety of general accounting expenses decreased by $133,000 and $50,000, respectively, however these decreases were partially offset by an increase of $93,000 in expenses related to internal audit and compliance with applicable Sarbanes-Oxley (SOX) requirements.

•	Marketing expense decreased by $79,000, from $217,000 in 2006 to $138,000 in 2007, related largely to a decrease in advisory board incentive expense.

•	Credit card expense of $42,000 incurred in 2006 in connection with the sale of the Bank’s retail credit card portfolio did not recur in 2007.

•	Compensation expense was steady at $4.2 million in both 2007 and 2006, decreasing nominally by $27,000 in 2007.

Income Taxes. The Company’s income tax expense for the year ended December 31, 2007 was $479,000 compared to $76,000 for 2006, which represented effective tax rates of 34.3% and 29.6%, respectively.

Comparison of Operating Results for the Three Months Ended December 31, 2007 and 2006

Overview. The Company recorded net income, after tax, of $336,000, or $0.15 per diluted share, for the three months ended December 31, 2007, compared to a net loss of $41,000, or $0.02 per diluted share, for the three months ended December 31, 2006. Net income for the fourth quarter of 2007 included $200,000, net of professional fees, in after-tax income resulting from payment received in connection with the Company’s settlement with a former professional services provider, and $34,600 in after-tax expense incurred in connection with compliance with applicable SOX requirements. Pretax income was $524,000 for the fourth quarter of 2007, compared to a pretax loss of $62,000 in the fourth quarter of 2006.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $102,000 in the fourth quarter of 2007 as compared to the fourth quarter of 2006. Average interest earning assets increased by $8.0 million from the fourth quarter of 2006 to the fourth quarter of 2007, average interest-bearing liabilities decreased by $4.2 million from the fourth quarter of 2006 to the fourth quarter of 2007, while the net interest margin increased from 3.52% to 3.58%.

Provision for Loan Losses. There was no provision for loan loss in the fourth quarter of 2007, compared to a $16,000 provision for loan loss in the fourth quarter of 2006.

Noninterest Income. Total noninterest income increased by $323,000, from $292,000 in the fourth quarter of 2006 to $615,000 in the fourth quarter of 2007, primarily related to the $345,000 received in the Company’s settlement with a former professional services provider.

Noninterest Expense. Total noninterest expense decreased by $145,000, from $2.1 million in the fourth quarter of 2006 to $2.0 million in the fourth quarter of 2007. Compensation expense decreased by $122,000 primarily due to decreases in salary and stock-based compensation expenses; loss on disposal of fixed assets decreased by $70,000 attributable primarily to the nonrecurrence in the fourth quarter of 2007 of a fourth quarter 2006 charge related to the planned relocation of the Bank’s downtown office and the replacement of the Bank’s telephone system; and marketing expense decreased by $31,000. These decreases in noninterest expense were partially offset by a $74,000 increase in occupancy expense in the fourth quarter of 2007 related to increases in rent and depreciation expenses and a $23,000 increase in professional fees. This increase in professional fees resulted primarily from $95,000 in total expenses incurred in connection with the Company’s settlement with a former professional services provider and the Company’s compliance with applicable SOX requirements.

Income Taxes. The Company’s income tax expense for the quarter ended December 31, 2007 was $188,000, which represented an effective tax rate of 35.9%, compared to an income tax benefit of $21,000 for the fourth quarter of 2006.

Financial Condition of the Company

Total Assets. The Company’s total assets decreased by $1.7 million, or 0.7%, from $222.9 million at December 31, 2006 to $221.2 million at the end of 2007.

Federal Funds Sold and Investment Securities. Total federal funds sold and investment securities decreased by $17.1 million, from $64.9 million at December 31, 2006 to $47.8 million at December 31, 2007.

Loans. Loans held for investment at December 31, 2007 were $153.9 million, which represents an increase of $13.8 million, or 9.8%, from the loan balance of $140.1 million at December 31, 2006.

Asset Quality. The Company’s total nonperforming assets were $163,000, or 0.07% of assets, at December 31, 2007, compared to $178,000, or 0.08 % of assets, at December 31, 2006.

Deposits. Total year-end deposits decreased by $2.4 million, or 1.3%, from $188.4 million at December 31, 2006 to $186.0 million at December 31, 2007. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $12.3 million, or 10.1%, from $122.1 million at December 31, 2006 to $134.4 million at December 31, 2007. This increase in core deposits was offset by a $14.7 million decrease in certificate of deposit balances.

Borrowed Funds. Borrowed funds decreased by $600,000, from $8.8 million at December 31, 2006 to $8.2 million at December 31, 2007. Securities sold under agreements to repurchase decreased by $2.6 million, and in 2007 the Company repaid a $5.0 million unsecured term loan that was outstanding at December 31, 2006. These decreases in borrowed funds were partially offset by an increase of $7.0 million in short-term Federal Home Loan Bank Advances.

Capital. Stockholders’ equity increased by $721,000, or 3.0%, from $24.4 million at December 31, 2006 to $25.1 million at December 31, 2007. Stockholders’ equity increased primarily as a result of increases in retained earnings, additional paid-in capital related to stock-based compensation, and in accumulated after-tax comprehensive income attributable to an increase in the market value of the Company’s available-for-sale investment securities portfolio.

The tables attached to and incorporated within this release present certain of the unaudited financial information described in greater detail above. The 2007 financial information contained in this release, including the attached tables, is unaudited. Certain reclassifications have been made to prior year financial information to conform to the current year presentation.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, and one full-service branch in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

At December 31, 2007 and 2006

(in thousands)

	2007	2006
	(unaudited)
ASSETS
Cash and due from banks	$5,463	$7,903
Federal funds sold	8,957	19,286
Securities available for sale, at fair value	38,115	44,901
Securities held to maturity, at cost	676	679
Loans, net
Held for investment, net of allowance for loan losses	153,850	140,119
Held for sale	878	520
Accrued interest receivable	812	736
Stock in Federal Reserve Bank, at cost	313	313
Stock in Federal Home Loan Bank of Atlanta, at cost	716	409
Premises and equipment, net	9,963	6,766
Other assets	1,503	1,256

Total assets	$221,246	$222,888

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities

Deposits
Noninterest bearing	$48,390	$47,695
Interest-bearing	137,624	140,702

Total deposits	186,014	188,397

Federal Home Loan Bank Advance	7,000	—
Securities sold under agreements to repurchase	1,131	3,716
Other borrowings	50	5,050
Accrued interest payable	321	376
Other liabilities	1,605	945

Total liabilities	196,121	198,484

Commitments and contingent liabilities	—	—
Stockholders’ equity
Common stock, $5 par value—authorized 3,000,000 shares; issued and outstanding: 2007 – 2,278,652 shares; 2006 – 2,277,652 shares	11,393	11,388
Additional paid-in capital	6,173	6,032
Retained earnings	7,345	6,972
Accumulated other comprehensive income, net	214	12

Total stockholders’ equity	25,125	24,404

Total liabilities and stockholders’ equity	$221,246	$222,888

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)
Interest and dividend income
Loans and fees on loans	$2,511	$2,464	$9,963	$9,677
Taxable investment securities	474	263	1,888	651
Nontaxable investment securities	13	12	50	49
Dividends on FRB and FHLB stock	11	10	44	48
Interest on federal funds sold	229	484	817	2,007
Other interest income	3	3	12	3

Total interest income	3,241	3,236	12,774	12,435

Interest expense
Deposits	1,353	1,338	5,199	4,813
Borrowings	13	125	81	563

Total interest expense	1,366	1,463	5,280	5,376

Net interest income	1,875	1,773	7,494	7,059
Provision for loan losses	—	16	105	64

Net interest income after provision for loan losses	1,875	1,757	7,389	6,995

Noninterest income
Service charges on deposit accounts	126	145	506	627
Gains on sale of loans held for sale, net	23	50	120	178
Gains on sale of investment securities	—	—	1	34
Late charges and other fees on loans	15	19	66	92
Gain on sale of retail credit card loans	—	—	—	96
Gain on sale of fixed assets	—	—	530	1
Settlement with a former professional services provider	345	—	345	—
Other	106	78	385	315

Total noninterest income	615	292	1,953	1,343
Noninterest expense
Compensation	1,016	1,138	4,179	4,206
Data processing	133	138	519	524
Occupancy	209	135	781	561
Furniture and equipment	145	137	531	529
Taxes and licenses	54	46	217	185
Professional fees	152	129	438	528
Contract employee services	—	1	5	207
Marketing	16	47	138	217
Telephone	25	36	119	106
Stationery and supplies	22	32	131	144
Loss on disposal of fixed assets	5	75	67	75
Other	189	197	818	800

Total noninterest expense	1,966	2,111	7,943	8,082
Income before provision for income taxes	524	(62)	1,399	256

Provision for income taxes	188	(21)	479	76

Net income	$336	$(41)	$920	$180

Earnings per share
Basic	$0.15	$(0.02)	$0.40	$0.10

Diluted	$0.15	$(0.02)	$0.40	$0.10

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
Financial ratios
Annualized return on average assets	0.60%	-0.08%	0.42%	0.09%
Annualized return on average equity	5.36%	-0.85%	3.74%	1.03%
Average equity to average assets	11.10%	8.98%	11.36%	8.36%
Equity to assets, at period-end	11.36%	10.95%	11.36%	10.95%
Net interest margin	3.58%	3.52%	3.72%	3.63%

Per common share
Earnings per share—basic	$0.15	$(0.02)	$0.40	$0.10
Earnings per share—diluted	$0.15	$(0.02)	$0.40	$0.10
Book value per share	$11.03	$10.71	$11.03	$10.71
Dividends declared per share	$0.06	$0.06	$0.24	$0.24

Common stock outstanding	2,278,652	2,277,652	2,278,652	2,277,652
Weighted average basic shares outstanding	2,278,652	1,944,319	2,278,579	1,820,300
Weighted average diluted shares	2,278,652	1,969,343	2,278,579	1,853,368
Asset quality
Nonaccrual loans	$136	$170	$136	$170
Accruing loans past due 90 days or more	27	8	27	8

Total nonperforming loans	163	178	163	178

Real estate owned, net	—	—	—	—

Total nonperforming assets	$163	$178	$163	$178

Nonperforming assets to total assets	0.07%	0.08%	0.07%	0.08%

Allowance for loan losses (a)
Balance, beginning of period	$1,382	$1,348	$1,373	$1,335
Provision for loan losses	—	16	105	64
Loans charged-off	(86)	—	(197)	(91)
Recoveries	104	9	119	65

Balance, end of period	$1,400	$1,373	$1,400	$1,373

(a) includes $(28) charged-off upon the sale of the retail banking credit card portfolio for the twelve months ended December 31, 2006.

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.90%	0.97%	0.90%	0.97%